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                                                                    EXHIBIT 5.1

                      [Letterhead of O'Melveny & Myers LLP]


June 17, 2004



                                                                 OUR FILE NUMBER
                                                                     008,387-002

Aearo Company I
5457 West 79th Street
Indianapolis, IN 46268

  Re: Exchange Offer for $175,000,000 8 1/4% Senior Notes due 2012 for up to $175,000,000 8 1/4% Senior Notes due 2012

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-4 (such registration statement, as amended or supplemented, the "Registration Statement") of Aearo Company I, a Delaware corporation (the "Company"), in connection with the proposed offer (the "Exchange Offer") to exchange any and all of the Company's outstanding 8 1/4% Senior Notes due 2012 (the "Old Notes") for the Company's 8 1/4% Senior Notes due 2012 (the "Exchange Notes") that are being registered pursuant to the Registration Statement, which Exchange Notes will be guaranteed (the "Guarantees") by each of Cabot Safety Intermediate Corporation, a Delaware corporation, and VH Industries, Inc., a North Carolina corporation (collectively, the "Guarantors").

         We have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

         With respect to the opinion in paragraph 2 below, we have assumed, as to matters of the laws of the state of North Carolina, that the Guarantee by VH Industries, Inc. has been duly authorized by all necessary corporate action on the part of VH Industries, Inc.

         Upon the basis of the foregoing, we are of the opinion that:

         1. The Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company and, when the Exchange Notes are executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, such Exchange Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.


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Aearo Company I - Page 2 - June 17, 2004


         2. The Guarantees have been duly authorized by all necessary corporate action on the part of Cabot Safety Intermediate Corporation and, when the Exchange Notes are executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the Guarantees will be legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus included as part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

                                                     Respectfully submitted,


                                                     /s/ O'Melveny & Myers LLP